As filed with the Securities and Exchange Commission on January 12, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ROVER GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	85-3147201
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
720 Olive Way, 19th Floor
Seattle, WA 98101
(Address of Principal Executive Offices, including zip code)
Rover Group, Inc. 2021 Equity Incentive Plan
(Full title of the plan)
Aaron Easterly
Chief Executive Officer
720 Olive Way, 19th Floor
Seattle, WA 98101
(888) 453-7889
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Michael Nordtvedt John Brust Craig Sherman Wilson Sonsini Goodrich & Rosati, Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104-7036 Telephone: (206) 883-2500	Melissa Weiland General Counsel 720 Olive Way, 19th Floor Seattle, Washington 98101 Telephone: (888) 453-7889
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 registers an additional 9,226,293 shares of Class A common stock (the "Shares") of Rover Group, Inc. (the "Registrant") as a result of the annual evergreen provision contained in the Rover Group, Inc. 2021 Equity Incentive Plan (the "2021 EIP") providing that the total number of shares of Class A common stock reserved for issuance under the 2021 EIP will be automatically increased as of the first day of each fiscal year. Equity awards utilizing the Shares have not yet been granted. The Shares are of the same class of securities as those for which a previous registration statement on Form S-8 (SEC File No. 333-260105), as amended by the Post-Effective Amendment No. 2 to Form S-8 (collectively, the "Previous Registration Statement"), is currently effective.

This Registration Statement is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Previous Registration Statement, including the reoffer prospectus and the periodic reports that the Registrant filed after the Previous Registration Statement to maintain current information about the Registrant.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.

ExhibitNumber	Exhibit Description

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).
107*	Filing Fee Table.
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on January 12, 2023.

ROVER GROUP, INC.

By:	/s/ Charlie Wickers
Charlie Wickers
Chief Financial Officer
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Aaron Easterly, Brenton Turner, Charlie Wickers and Melissa Weiland, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron Easterly	Chief Executive Officer and Director (Principal Executive Officer)	January 12, 2023
Aaron Easterly

/s/ Charlie Wickers	Chief Financial Officer (Principal Financial and Accounting Officer)	January 12, 2023
Charlie Wickers

/s/ Venky Ganesan	Director	January 12, 2023
Venky Ganesan

/s/ Greg Gottesman	Director	January 12, 2023
Greg Gottesman

/s/ Scott Jacobson	Director	January 12, 2023
Scott Jacobson

/s/ Megan Siegler	Director	January 12, 2023
Megan Siegler

/s/ Kristina Leslie	Director	January 12, 2023
Kristina Leslie

/s/ Adam Clammer	Director	January 12, 2023
Adam Clammer

/s/ Jamie Cohen	Director	January 12, 2023
Jamie Cohen